May 12, 1995






To Magma Copper Company:

We are aware that Magma Copper Company will incorporate by reference in its Prospectus Supplement for $200,000,000 in Senior Subordinated Notes related to Registration Statement File No. 33-53021, to be filed on or about May 15, 1995 its Form 10-Q for the quarter ended March 31, 1995, which includes our report dated April 14, 1995 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, (the
Act) that report is not considered a part of the Prospectus Supplement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

ARTHUR ANDERSEN LLP